First PacTrust Bancorp Announces Quarterly Dividend for the 3nd Quarter 2012

Irvine, Calif. (September 3, 2012) – First PacTrust Bancorp, Inc. (NASDAQ: “BANC”), the multi-bank holding company for PacTrust Bank and Beach Business Bank, today announced that its Board of Directors has declared a quarterly cash dividend of $0.12 per share on its outstanding common stock. The dividend will be payable on October 1, 2012 to shareholders of record as of September 14, 2012.   Based upon the trading price as of August 31, 2012 of $12.06, this cash dividend results in an annualized dividend yield of 3.98%.

This will be the sixth cash dividend that is subject to First PacTrust Bancorp’s Dividend Reinvestment Plan (DRIP). All registered shareholders participate in the DRIP program unless an “opt-out” form is submitted to First PacTrust Bancorp’s transfer agent, Registrar and Transfer Company.  Participants in the DRIP program are able to convert the value of their cash dividend into the direct purchase of stock from the company at a 3% discount from the applicable market price.

About First PacTrust Bancorp, Inc.

Based in Irvine, Calif., First PacTrust Bancorp, Inc. is the $1.6 billion multi-bank holding company of PacTrust Bank and Beach Business Bank, which together operate 19 banking offices in Los Angeles, Orange, San Diego and Riverside counties, and 23 loan production offices in California, Arizona, Oregon and Washington.  PacTrust Bank gives customers convenient account access choices through 30,000 surcharge-free ATM locations nationwide, as well as mobile, online and telephone banking.  In addition to providing a full range of consumer and business deposit and loan services, PacTrust is one of the few institutions that offer free checking, maintaining a client focused reputation built on its four core principles of service, choice, value and trust. Beach Business Bank provides a full range of deposit and loan services tailored to meet the needs of small-to-mid-sized businesses, professionals and individuals.  Beach Business Bank also has a division named The Doctors Bank®, which serves physicians and dentists nationwide.  Additionally, Beach Business Bank provides loans to small businesses based on SBA lending programs.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the Company’s filings with the Securities and Exchange Commission.  You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: First PacTrust Bancorp, Inc.

Media Inquiries:
PondelWilkinson
George Medici, 310-279-5968

Investor Relations Inquiries:
First PacTrust Bancorp, Inc.
Richard Herrin, 949-236-5300